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                                                                   Exhibit 10.40

                                ON SEMICONDUCTOR
                        2000 MANUFACTURING INCENTIVE PLAN

1. Purpose. The Purpose of the ON Semiconductor 2000 Manufacturing Incentive Plan ("Plan") is to provide an annual incentive program for the Manufacturing employees who are normally affiliated with a manufacturing facility of the Company or any subsidiary. The Plan was effective as of January 1, 2000 and will terminate on December 31, 2000.

2. Administration. The Plan is administered by the Compensation Committee of the Company's Board of Directors ("Committee"). The Committee has the discretion to determine all matters related to the Plan, including but not limited to, matters related to eligibility, participation, Company and Employee Goals, award determinations, and any other administrative matter to be determined under the Plan.

3.       Eligibility and Participation.

         (a) Eligibility. Regular full-time and part-time employees of the Company or any subsidiary working 20 hours or more per week with a manufacturing facility of the Company are eligible to participate in the Plan. Any employee of the Company or a subsidiary who is designated as an on-call, intern, co-op, part-time working less than 20 hours, or any individual designated as a contractor, consultant, or hired via a temporary staffing agency is not eligible to participate in the Plan.

         (b) Participation. From among the eligible employees of the Company or any subsidiary, the Company will determine those individuals who will participate in the Plan. The Committee will notify those selected to participate in the manufacturing Plan as soon as practicable after they are determined. If an employee is determined as eligible, within a manufacturing facility, to participate in the Plan, except as provided below, he or she must be actively employed by the Company or any subsidiary at the time that the amounts are paid under the Plan to be entitled to receive an award under the Plan.

4.       Performance Measures.

         An employee's total award under the Plan is computed based on (i) the employee's base salary, (ii) whether the Company achieves its "threshold" EBITDA goal, and (iii) whether the manufacturing plant meets its manufacturing goals. EBITDA means the Company's Earnings Before Interest, Taxes, Depreciation, and Amortization and is determined after December 31, 2000.

         (a) Employee's Target Bonus. Under the Plan, an employee's target bonus amount is determined by the Committee and will generally range from 2% to 10% of the employee's base salary as of December 31, 2000.


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         (b) Company Threshold EBITDA Goals.

                  (i) For former employees of Cherry Semiconductor, the Company's EBITDA goals for calendar year 2000, including financial results from the combined Cherry Semiconductor and the Company, are as follows:

                        EBITDA GOAL              COMPANY EBITDA
                         Threshold                $425,000,000

                  (ii) For employees of the Company or any subsidiary, other than former employees of Cherry Semiconductor, the Company's EBITDA goals for calendar year 2000, not including financial results from Cherry Semiconductor, are as follows:

                        EBITDA GOAL              COMPANY EBITDA
                         Threshold                $400,000,000


                  The Committee reserves the right to amend the Threshold EBITDA goals in the event of a future acquisition, disposition, or other significant event affecting the Company or any subsidiary.

         (c) The Employee's individual performance goals are not a factor in determining the individual employee's award; the entire award is based on the Company meeting its EBITDA goals as described above.

5.       Award Determination.

         (a) Manufacturing goals. Each plant determines the weight of each measurement category by placing a certain percentage on each of the three measures: Cycle time; Shipments; and Costs.

         (b) EBITDA Goals. If the Company does not achieve the Threshold EBITDA goal, no amounts will be paid under the Plan (either based on Company performance or the individual plant's performance).

         The Committee will adjust these percentage on a pro rata basis if the Company's EBITDA falls in between the Threshold, Target, and Stretch EBITDA goals.

6.       Transfers, Promotions, New Hires, and Salary Adjustments.

              TYPE OF CHANGE                        EFFECT ON AWARDS
Move into Eligible Position and New Hires   Eligible for participation in Plan
                                            if moved in or hired before December
                                            1, 2000. Award prorated on the basis
                                            of months of service in eligible
                                            position.

Move Into Ineligible Position               Award prorated at end of Plan Year
                                            on the basis of months of service in
                                            eligible position.

Move Into Another Eligible Position         Award prorated on the basis of
                                            months of service in each position
                                            for the varying target bonus
                                            percentages.

Change of Salary                            No impact. The employee's base
                                            salary on December 31, 2000
                                            determines the employee's target
                                            bonus percentage.


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7.       Effect of Termination on Award. If an employee terminates employment with the Company or a subsidiary for any reason prior to December 31, 2000, the employee will not be entitled to receive an award under the Plan. In addition, an employee must be an active employee of the Company or any subsidiary as of the date of payment to receive an award under the Plan; provided, however, if the employee is on an a Company-approved leave of absence, becomes disabled, or dies before the date of the payment (but after December 31, 2000), the employee will be entitled to receive a payment under the Plan. If an employee retires during the calendar year 2000, the employee will be entitled to receive payment, prorated on the basis of the months of services during that calendar year.

8. Former Cherry Employees. Former Cherry Semiconductor employees may receive payouts under this plan on a pro-rated basis on the date of the acquisition or date of hire, which ever is later.


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